Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Univar Inc. 2017 Omnibus Equity Incentive Plan of our reports dated February 28, 2017, with respect to the consolidated financial statements of Univar Inc. and the effectiveness of internal control over financial reporting of Univar Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
May 5, 2017